EXHIBIT 99.1
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AMLI                                      125 South Wacker Drive
RESIDENTIAL                               Chicago, Illinois 60606

                                          Phone:      312.443.1477
                                          Fax:        312.443.0909
                                          www.amli.com

PRESS RELEASE

FOR IMMEDIATE RELEASE
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December 22, 2004                   For More Information, Contact:

                                    Andrew J. Bruce, Vice President
                                    (972) 265-6724, or

                                    Robert J. Chapman, Chief Financial
                                    Officer
                                    (312) 984-6845



                       AMLI RESIDENTIAL ANNOUNCES NEW
                      $110 MILLION UNSECURED TERM LOAN


(CHICAGO, IL) AMLI RESIDENTIAL PROPERTIES TRUST (NYSE: AML) announces the closing of a $110 million unsecured loan with a bank group that includes Wells Fargo Bank, N.A., as Administrative Agent, PNC Bank National Association, Commerzbank AG, and Comerica Bank. Wells Fargo Bank, N.A. also acted as Sole Lead Arranger and Sole Book Runner for this facility.

The loan, which provides for an initial four-year term and a one-year extension at AMLI's option, carries an interest rate of LIBOR plus 1.0%. AMLI used the proceeds to pay down a substantial portion of the outstanding balance on its existing revolving line of credit, which was recently increased to fund acquisition activity.

In a related transaction, AMLI entered into interest rate swap agreements for the period July 1, 2005 through December 20, 2009 effectively fixing the interest rate on $100 million of the variable rate term loan at a rate of 3.99% plus the loan spread, or 4.99%.

"We appreciate the strong support we received from the banks who participated in this facility, all of which are in AMLI's existing line of credit", commented Andrew J. Bruce, AMLI Vice President of Capital Markets. "Through this financing and the related interest rate swaps, we have extended AMLI's debt maturities and substantially reduced the Company's exposure to future interest rate volatility."

The AMLI<registered trademark> portfolio currently includes 74 apartment communities containing 27,594 apartment homes, with an additional 1,854 apartment homes under development or in lease-up in five locations. AMLI is focused on the development, acquisition and management of institutional quality multifamily communities in the Southeast, Southwest, Midwest and Mountain regions of the U.S. AMLI Residential also serves as institutional advisor and asset manager for large pension funds, tax-exempt foundations and other financial institutions through AMLI's co-investment business. AMLI employs approximately 850 people who are dedicated to achieving AMLI's mission--Provide An Outstanding Living Environment For Our Residents. More information on AMLI is available at www.amli.com.